Exhibit 99.1

TransDigm Group Incorporated

1301 East 9th Street, Suite 3710

Cleveland, Ohio 44114

(216) 706-2960

FOR FURTHER INFORMATION:

Jonathan D. Crandall

Investor Relations

(216) 706-2945

ir@transdigm.com

FOR IMMEDIATE RELEASE

TransDigm Group Incorporated Announces Expiration and Final Results of Tender Offers

for 7 3/4% Senior Subordinated Notes

Cleveland, OH, December 29, 2010 — TransDigm Group Incorporated (“TransDigm Group” or the “Company”) (NYSE: TDG), announced today that its wholly-owned subsidiary’s, TransDigm Inc., previously announced cash tender offers (the “Tender Offers”) for any and all of its outstanding 7 3/4% Senior Subordinated Notes due 2014 (CUSIP Nos. 893647AM9, 893647AL1 and 893647AJ6) (the “2014 Notes”) expired at 12:00 midnight, New York City time, on December 28, 2010 (the “Expiration Time”). TransDigm Inc. previously announced that it had purchased approximately $968 million in aggregate principal amount of its 2014 Notes on December 13, 2010. Between December 14, 2010 and the Expiration Time, TransDigm Inc. accepted for purchase $160 thousand in aggregate principal amount of its 2014 Notes. TransDigm Inc. intends to redeem all of the 2014 Notes that remain outstanding, in the aggregate principal amount of approximately $31.4 million, on January 15, 2011.

UBS Securities LLC and Credit Suisse Securities(USA) LLC acted in conjunction as Dealer Managers and Solicitation Agents for the Tender Offers. Global Bondholder Services Corporation acted as the Information Agent and Depositary for the Tender Offers.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology. More information can be found at www.transdigm.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission.